UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 20, 2010
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ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2658 Del Mar Heights Rd., #555 Del Mar, CA	92014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 401-3984

(Former name or Former Address, if Changed Since Last Report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

To reduce by approximately $1.2 million the accrued bonus contingent liability item reflected on the balance sheet included in the financial statements of Adamis Pharmaceuticals Corporation (the “Company”) and help preserve the Company’s cash reserves, management of the Company has agreed to retain equity in lieu of any claims for future cash compensation relating to the accrued bonus liability amounts.  The board of directors determined not to exercise the Company’s repurchase rights under stock restriction agreements, described in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, with respect to shares held by current officers of the Company that were subject to those agreements, upon such person’s agreement that no amounts would be sought for past compensation relating to the accrued bonus amounts.  In addition, the board accelerated the vesting of one option held by a non-officer employee, and granted new options under the Company’s 2009 Equity Incentive Plan (the “Plan”) to the Chief Financial Officer, Rob Hopkins, and certain other non-officer employees of the Company to purchase up to 625,000 shares of common stock.  The exercise price of these options was the fair market value of the common stock on the date of grant, and the options are exercisable in full upon grant.  The Company estimates that the value of the new option awards that will be reflected on the financial statements will be approximately $75,000.

To provide additional equity incentive to certain key members of the management team, the board approved the grant of options to purchase approximately 2.5 million shares of common stock under the Plan.  These options have an exercise price equal to the fair market value of the common stock on the date of grant, vest monthly over a period of 36 months from the date of grant, and have a term of ten years (subject to earlier termination upon the events described in the Plan such as termination of employment).  The Company estimates that the value of the new option awards that will be reflected on the financial statements will be approximately $300,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated:	September 10, 2010	By:	/s/ ROBERT O. HOPKINS
		Name:	Robert O. Hopkins
		Title:	Chief Financial Officer